Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on (Form S-4) and related Prospectus of Valley National Bancorp for the registration of 5,081,523 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 2004, with respect to the financial statements and schedules of Valley National Bancorp included in its Annual Report (Form 10-K) for the year ended December 31, 2003 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
February 9, 2005